Exhibit 5.1

Mark R. Allen	942 South Shady Grove Road
Executive Vice President	Memphis, TN 38120
General Counsel and Secretary
Member of the Executive Committee

September 30, 2019

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation (“FedEx”), and am issuing this opinion in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-222198) (the “Registration Statement”) filed by FedEx with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement registered up to 10,000,000 shares of FedEx common stock, par value $0.10 per share (the “Shares”), issuable pursuant to awards granted under the FedEx Corporation 2010 Omnibus Stock Incentive Plan, as amended (the “2010 Plan”).

The Amendment reflects that a portion of the Shares registered under the Registration Statement (which were previously available for issuance under the 2010 Plan but were unissued as of September 23, 2019 (the “Unused Shares”), plus the number of Shares underlying any awards granted under the 2010 Plan that are not delivered in settlement of such awards on account of the cancellation, termination, expiration, forfeiture or lapse for any reason (in whole or in part) or the settlement in cash or other consideration (in lieu of Shares) of such awards after September 23, 2019 (the “Carryover Shares”)) will become available for issuance under the FedEx Corporation 2019 Omnibus Stock Incentive Plan (the “2019 Plan”) pursuant to awards granted under the 2019 Plan.

I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the Unused Shares and the Carryover Shares have been duly authorized for issuance by FedEx, and when issued in accordance with the terms of the 2019 Plan and the relevant award agreements, the Unused Shares and the Carryover Shares will be legally issued, fully paid and nonassessable.

The opinions set forth herein are limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment and to the reference to me under “Item 5. Interests of Named Experts and Counsel” in the Amendment. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FedEx Corporation

/s/ Mark R. Allen
Mark R. Allen